Exhibit 99.1

Repro Med Systems, Inc. Posts Fourth Quarter and Fiscal Year 2016 Results and Announces New Member of the Board of Directors

--Net revenues increased 9% year-over-year

CHESTER, NY / May 18, 2016 / Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) today announced its financial results for the fourth quarter and fiscal year ended February 29, 2016.

For the fiscal year 2016, net revenues increased $1.0 million or 9% compared to the year prior, led by the strong sales of the Company’s proprietary infusion products.  The Company reported fiscal year net revenue of $12,247,000, compared with $11,245,000 for fiscal year 2015.  The Company reported net revenue for the fourth quarter 2016 at $3,305,700, a decrease of 4% compared to the fourth quarter of 2015 at $3,447,600, due to the incentives given to a major customer during contract renewal in the quarter.

RMS continues to benefit from recent lean manufacturing initiatives to streamline operations, which have resulted in increased capacity and decreased direct assembly labor costs compared to last year.  Gross margin improved in fiscal 2016 to 62.1% from 59.5% in fiscal 2015.  Although the Company was negatively affected by certain non-recurring items and legal fees, its net income was $782,900 for fiscal year 2016, slightly higher than fiscal 2015 which was $753,100.

As previously reported, effective April 26, 2016, Mr. Cyril Narishkin, the Company’s Interim Chief Operating Officer, has replaced Mr. Andrew Sealfon as President of the Company.  Mr. Sealfon remains as Chief Executive Officer and head of research and development.

Effective May 13, 2016, Joseph Manko, Jr. was appointed as an additional member of the Board of Directors of Repro Med Systems, Inc.  Mr. Manko is the Senior Principal in Horton Capital Management LLC, the investment manager for the Horton Capital Partners Fund, LP (“Horton Fund”).  The Horton Fund is a significant shareholder in the Company.  Mr. Manko has over 20 years of investment experience in the asset management, investment banking, private equity and corporate securities markets.  From 2005-2010 Mr. Manko was a Partner and Chief Executive Officer of Switzerland-based BZ Fund Management Limited, where he was responsible for corporate finance, private equity investments, three public equity funds and the firm’s Special Situations and Event-Driven strategies.  Prior to that Mr. Manko was a Managing Director with Deutsche Bank in London.  He began his investment banking career at Merrill Lynch as a Vice President in Hong Kong and prior to that Mr. Manko was a corporate finance attorney at Skadden, Arps, Slate, Meagher & Flom.  Mr. Manko has served on the board of several companies in the bio-pharmaceutical industry and has advised numerous companies in the pharmaceutical, biotech and medtech industries.  Mr. Manko earned both his B.A. and Juris Doctorate from the University of Pennsylvania.

“We are very pleased with the progress the Company made during the year, including hiring a new sales team, expanding our presence in Europe, and enhancing our senior leadership team with the addition of an interim Chief Operating Officer, as well as two new Board members.  Additionally, we have, and will continue to benefit from the initiatives we have taken to streamline our manufacturing function, and plan to implement similar initiatives throughout the organization,” commented Andy Sealfon, CEO of the Company. “As we continue to expand our FREEDOM system into the intravenous market and kick off the fiscal 2017, we look forward to revenue growth and margin improvements.”

The Company manufactures medical products used for infusions and suctioning.  The portable infusion and drug delivery product portfolio currently includes the FREEDOM60(R) and our latest FreedomEdge™ Syringe Infusion Pumps, RMS Precision Flow Rate Tubing(TM) and RMS HIgH-Flo(TM) Subcutaneous Safety Needle Sets.  These devices are used for infusions administered in professional healthcare settings as well as at home.  The Company’s RES-Q-VAC line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers.

The Company’s website may be visited at www.rmsmedicalproducts.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates”, “will”, or “plans” to be uncertain and forward looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company’s reports and registration statements filed with the Securities and Exchange Commission.

For more information please call:

Mike King

702 650 3000

Princeton Research

SOURCE: RMS Medical Products